EXHIBIT 4.4

SECOND AMENDMENT TO, AND WAIVER UNDER,

CREDIT AGREEMENT

THIS SECOND AMENDMENT TO, AND WAIVER UNDER, CREDIT AGREEMENT (this “Second Amendment”) is made and entered into as of January 15, 2008, by and among Ascendia Brands, Inc., a Delaware corporation, as Administrative Borrower (“Administrative Borrower”) on behalf of itself and all other Borrowers (as defined below), Ascendia Brands (Canada) Ltd., formerly known as Lander Co. Canada Limited, a corporation amalgamated under the laws of Ontario, Canada (the “Guarantor”), the lenders listed on the signatory pages hereof (the “Lenders”), Wells Fargo Foothill, Inc., a California corporation, in its capacity as the collateral agent for the Lenders (the “Collateral Agent”) and Watershed Administrative, LLC, a Delaware limited liability company, as administrative agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, each of Administrative Borrower, Hermes Acquisition Company I LLC, a Delaware limited liability company, Ascendia Real Estate LLC, a New York limited liability company, Ascendia Brands Co., Inc., a New Jersey corporation, Lander Co., Inc., a Delaware corporation, and Lander Intangibles Corporation, a Delaware corporation (each, a “Borrower” and, collectively, the “Borrowers”), have entered into a Credit Agreement dated as of February 9, 2007 (as amended as of October 8, 2007, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Lenders, Collateral Agent and Administrative Agent;

WHEREAS, the Borrowers have failed to comply with the Section 2.4(c)(i) of the Credit Agreement for each of September 30, 2007, October 31, 2007, November 30, 2007 and December 31, 2007 (the “Section 2.4(c)(i) Default”);

WHEREAS, the representations and warranties made by the Borrowers in Sections 4.11 and 4.12(a) of the Credit Agreement are no longer true and correct in material respects and, accordingly, an Event of Default has occurred under Section 7.9 of the Credit Agreement (the “Section 7.9 Default”);

WHEREAS, the Borrowers have failed to comply with the financial covenants set forth in Sections 6.16(a), (b) and (c) for the four quarter period ended November 30, 2007 (the “November 2007 Section 6.16 Defaults”, and together with the Section 2.4(c)(i) Default and the Section 7.9 Default, the “Applicable Defaults”);

WHEREAS, Borrowers have requested that Administrative Agent and the Lenders waive the Applicable Defaults, and Administrative Agent and the Lenders have agreed to do so subject to the terms and conditions set forth herein;

WHEREAS, an Affiliate of Prentice desires to convert a $2,000,000 note (the “Prentice Note”) issued to it by Parent on November 19, 2007 into shares of a new series of preferred stock of Parent (the “Contemplated Prentice Conversion”), and, absent a waiver, such conversion would violate Section 6.7 of the Credit Agreement;

WHEREAS, in connection with the Contemplated Prentice Conversion, Parent desires to pay to the holder of the Prentice Note the accrued but unpaid interest thereon in cash (the “Accrued Interest Payment”), and, absent a waiver, such Accrued Interest Payment would violate Section 6.7 of the Credit Agreement and Section 9 of the Third Lien Intercreditor Agreement;

WHEREAS, Borrowers have requested that Administrative Agent and the Lenders amend certain provisions of the Credit Agreement, subject to the terms and conditions set forth herein; and

WHEREAS, Borrowers, the Lenders and Administrative Agent wish to amend the Credit Agreement, as provided herein;

NOW, THEREFORE, in consideration of the agreements and provisions herein contained, the parties hereto do hereby agree as follows:

Section 1.   Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Section 2.   Waivers and Consent under Credit Agreement. Subject to the satisfaction of the terms and conditions set forth herein, Administrative Agent and the Lenders hereby (a) waive the Section 2.4(c)(i) Default solely with respect to the failure to make the required prepayment of the First Lien Obligations in an amount equal to the Limiter Excess in respect of the calculations made as of September 30, 2007, October 31, 2007, November 30, 2007 and December 31, 2007, (b) waive the Section 7.9 Default solely with respect to the representations and warranties made by the Borrowers in Sections 4.11 and 4.12(a) of the Credit Agreement on or prior to the Effective Date (as defined below), (c) waive the November 2007 Section 6.16 Defaults solely with respect to the four quarter period ending November 30, 2007, (d) consent to the Contemplated Prentice Conversion and waive the application of Section 6.7 of the Credit Agreement with respect to the Contemplated Prentice Conversion, (e) consent to the Accrued Interest Payment in an aggregate amount not to exceed $35,000 and waive the application of Section 6.7 of the Credit Agreement and Section 9 of the Third Lien Intercreditor Agreement with respect thereto, (f) waive any Default or Event of Default now existing or hereafter arising solely from the failure of Parent to comply with the rules and regulations of the American Stock Exchange in order to maintain a listing of Parent’s securities thereon, including any de-listing of such securities from the American Stock Exchange that results therefrom, (g) agree that, notwithstanding anything to the contrary contained in the Loan Documents, Borrowers shall be permitted to pay to the Watershed Lenders (or one or more of their respective Affiliates) the reasonable expenses of counsel incurred by the Watershed Lenders and their Affiliates related to the Borrowers in an aggregate amount not to exceed $350,000, and (h) agree that, notwithstanding anything to the contrary contained in the Loan Documents, Borrowers shall be permitted to pay to Prentice (or one or more of its Affiliates) the reasonable expenses of counsel incurred by Prentice and its Affiliates in connection with the equity investment made by Prentice and its Affiliates as contemplated by this Second Amendment in an aggregate amount not to exceed $500,000.

Section 3.   Amendments to Credit Agreement. Subject to the satisfaction of the terms and conditions set forth herein, the Credit Agreement is hereby amended, effective as of the Effective Date, as follows:

3.01     Amendments to Section 3.2(d) of the Credit Agreement. Section 3.2(d) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(d)     no Material Adverse Change shall have occurred since the Second Amendment Effective Date”.

3.02     Amendments to Section 4.11 of the Credit Agreement. Section 4.11 of the Credit Agreement is hereby amended by deleting the last sentence thereof in its entirety and inserting the following in lieu thereof: “There has not been a Material Adverse Change with respect to the Credit Parties and their respective Subsidiaries since the Second Amendment Effective Date.”

3.03     Amendments to Section 6.16 of the Credit Agreement. Section 6.16 of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“6.16	Financial Covenants.

(a) Minimum EBITDA. Fail to achieve EBITDA, measured on a fiscal month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$(5,093,000)	For the 18-week period ending July 5, 2008
$(4,291,100)	For the 22-week period ending August 2, 2008
$(3,119,600)	For the 26-week period ending August 30, 2008
$(723,800)	For the 31-week period ending October 4, 2008
$1,762,200	For the 35-week period ending November 1, 2008
$2,993,400	For the 39-week period ending November 29, 2008
$5,391,000	For the 44-week period ending January 3, 2009
$6,678,000	For the 48-week period ending January 31, 2009

$8,109,900	For the 52-week period ending February 28, 2009

An amount determined by the Administrative Agent based on the projections delivered pursuant to Section 5.3 to the extent such projections are satisfactory to Administrative Agent (or if such projections are not satisfactory to Administrative Agent or if Borrowers fail to timely deliver such projections, an amount determined by the Administrative Agent but in no event less than $8,920,890), unless otherwise agreed to in writing by Administrative Agent, Required Lenders and Borrowers; provided, that in no event shall the covenant level be less than an amount which is 10% greater than the applicable amount set forth in Section 6.16(a) of the First Lien Credit Agreement

For the 52-week period ending each fiscal month thereafter

(b) Minimum Healing Garden Gross Sales. Fail to achieve Healing Garden Gross Sales, measured on a fiscal month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$7,684,200	For the 18-week period ending July 5, 2008
$9,873,900	For the 22-week period ending August 2, 2008
$12,049,200	For the 26-week period ending August 30, 2008
$16,588,800	For the 31-week period ending October 4, 2008
$20,627,100	For the 35-week period ending November 1, 2008
$23,441,400	For the 39-week period ending November 29, 2008
$25,913,700	For the 44-week period ending January 3, 2009
$28,074,600	For the 48-week period ending January 31, 2009
$30,300,300	For the 52-week period ending February 28, 2009

An amount determined by Administrative Agent based on the projections delivered pursuant to Section 5.3 to the extent such projections are satisfactory to Administrative Agent (or if such projections are not satisfactory to Administrative Agent or if Borrowers fail to timely deliver such projections, an amount determined by Administrative Agent but in no event less than $33,330,330), unless otherwise agreed to in writing by Administrative Agent, Required Lenders and Borrowers; provided, that in no event shall the covenant level be less than an amount which is 10% greater than the applicable amount set forth in Section 6.16(b) of the First Lien Credit Agreement

For the 52-week period ending each fiscal month thereafter

(c) Minimum Net Sales. Fail to achieve Net Sales, measured on a fiscal month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$37,463,400	For the 18-week period ending July 5, 2008
$46,395,900	For the 22-week period ending August 2, 2008
$55,503,900	For the 26-week period ending August 30, 2008
$73,305,000	For the 31-week period ending October 4, 2008
$86,764,500	For the 35-week period ending November 1, 2008
$97,498,800	For the 39-week period ending November 29, 2008
$110,531,700	For the 44-week period ending January 3, 2009
$120,319,200	For the 48-week period ending January 31, 2009
$130,553,100	For the 52-week period ending February 28, 2009

An amount determined by Administrative Agent based on the projections delivered pursuant to Section 5.3 to the extent such projections are satisfactory to Administrative Agent (or if such projections are not satisfactory to Administrative Agent or if Borrowers fail to timely deliver such projections, an amount determined by Administrative Agent but in no event less than $143,608,410), unless otherwise agreed to in writing by Administrative Agent, Required Lenders and Borrowers; provided, that in no event shall the covenant level be less than an amount which is 10% greater than the applicable amount set forth in Section 6.16(c) of the First Lien Credit Agreement

For the 52-week period ending each fiscal month thereafter

(d) Minimum Gross Profit. Fail to achieve Gross Profit, measured on a fiscal month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$6,478,200	For the 18-week period ending July 5, 2008
$8,505,000	For the 22-week period ending August 2, 2008
$10,610,100	For the 26-week period ending August 30, 2008
$15,795,000	For the 31-week period ending October 4, 2008
$18,860,400	For the 35-week period ending November 1, 2008
$21,088,800	For the 39-week period ending November 29, 2008

$25,846,200	For the 44-week period ending January 3, 2009
$28,774,800	For the 48-week period ending January 31, 2009
$31,883,400	For the 52-week period ending February 28, 2009

An amount determined by Administrative Agent based on the projections delivered pursuant to Section 5.3 to the extent such projections are satisfactory to Administrative Agent (or if such projections are not satisfactory to Administrative Agent or if Borrowers fail to timely deliver such projections, an amount determined by Administrative Agent but in no event less than $35,071,740), unless otherwise agreed to in writing by Administrative Agent, Required Lenders and Borrowers; provided, that in no event shall the covenant level be less than an amount which is 10% greater than the applicable amount set forth in Section 6.16(d) of the First Lien Credit Agreement

For the 52-week period ending each fiscal month thereafter

(e) Minimum Cash Flow. Fail to achieve Cash Flow, measured on a fiscal month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$(8,674,600)	For the 18-week period ending July 5, 2008
$(5,965,300)	For the 22-week period ending August 2, 2008
$(5,613,300)	For the 26-week period ending August 30, 2008
$(9,704,200)	For the 31-week period ending October 4, 2008
$(11,966,900)	For the 35-week period ending November 1, 2008
$(10,891,100)	For the 39-week period ending November 29, 2008
$(5,361,400)	For the 44-week period ending January 3, 2009
$305,100	For the 48-week period ending January 31, 2009
$1,669,500	For the 52-week period ending February 28, 2009

An amount determined by Administrative Agent based on the projections delivered pursuant to Section 5.3 to the extent such projections are satisfactory to Administrative Agent (or if such projections are not satisfactory to Administrative Agent or if Borrowers fail to timely deliver such projections, an amount determined by Administrative Agent but in no event less than $1,831,500), unless otherwise agreed to in writing by Administrative Agent, Required Lenders and Borrowers; provided, that in no event shall the covenant level be less than an amount which is 10% greater than the applicable amount set forth in Section 6.16(e) of the First Lien Credit Agreement

For the 52-week period ending each fiscal month thereafter

(f)  Maximum Capital Expenditures. Permit Capital Expenditures to exceed $2,200,000 in the fiscal year ending February 28, 2009 or in any fiscal year thereafter.

Notwithstanding the foregoing or Section 7.2(a), it shall not be an Event of Default if Borrowers fail to comply with clause (a), (b), (c), (d) or (e) of this Section 6.16 if (a) the amount by which Borrowers failed to comply with any such clause for the applicable period does not exceed $2,000,000 and (b) on or prior to the date on which such covenant is tested, Borrowers shall have paid down the principal amount of the Term Loan A-1 (as such term is defined in the First Lien Credit Agreement) in an aggregate amount equal to at least 75% of the amount by which Borrowers have failed to comply with such covenant for such period in accordance with Section 6.16 as set forth in the First Lien Credit Agreement (satisfaction of both clauses (a) and (b) above is hereinafter referred to as a “Financial Covenant Cure”); provided, however, that in no event shall Borrowers exercise a Financial Covenant Cure (a) with respect to consecutive monthly periods or (b) more than two (2) times at any time prior to February 28, 2009; provided, further, however, that at the time of the Financial Covenant Cure, the Borrower shall have also exercised the Financial Covenant Cure set forth in Section 6.16 of the First Lien Credit Agreement for the applicable period.”

3.04     Amendments to Article VI. Article VI is hereby amended by adding the following new Sections 6.19 and 6.20 at the end thereof:

“6.19   Bonus Payments. Borrowers shall not be permitted to pay, in cash, at any time the guaranteed bonus payment due to Steven Scheyer on February 29, 2008 in the amount of $650,000. Borrowers shall not be permitted to pay the $2,500,000 bonus payment (the “Special Bonus”) that was otherwise scheduled to be paid to Steven Scheyer on January 2, 2008; provided, however, that notwithstanding Section 6.13 or any other provision of this Agreement to the contrary, Parent shall be permitted to reimburse Prencen Lending LLC (which has agreed to pay the full amount of the Special Bonus to Steven Scheyer on the Second Amendment Effective Date) for Prencen Lending LLC’s payment of the Special Bonus in accordance with the following: (i) on April 30, 2008 and on the last business day of each of the next seven (7) subsequent months, Parent shall be permitted to pay Prencen Lending LLC $208,333.33 and (ii) on December 31, 2008, Parent shall be permitted to pay Prencen Lending LLC $833,333.36 (plus any amounts that Parent has previously failed to pay pursuant to clause (i) above), plus the accrued but unpaid interest relating to the payment of the Special Bonus by Prencen Lending LLC.

6.20     Canadian Plant Restructuring. Borrowers shall not take any actions at any time through February 28, 2009 to effect the contemplated restructuring of the manufacturing plant located in Ontario, Canada; provided that Borrowers may sell the stock or assets of Lander Canada as contemplated by clause (e) of the definition of Permitted Dispositions, subject to compliance with Section 2.4(c)(ii).”

3.05     Amendments to Schedule 1.1. Schedule 1.1 to the Credit Agreement is hereby amended as follows:

(a) The definition of “Base Rate Margin” is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“Base Rate Margin” means, (a) as of any date of determination on or prior to February 28, 2009: in respect of Term Loans that are Base Rate Loans, 11.25 percentage points per annum (provided that (i) with respect to all interest payments on the Term Loans, 3.25 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof and (ii) with respect to all interest payments on the Term Loans made from and after the Second Amendment Effective Date through and including February 29, 2009, the remaining 8.00 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof); and (b) as of any date of determination on or after March 1, 2009: in respect of Term Loans that are Base Rate Loans, 11.25 percentage points per annum (provided that with respect to all interest payments on the Term Loans, 3.25 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof).

(b) The definition of “Change of Control” is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“Change of Control” means that (a) entities managed by or affiliated with Prentice cease to be the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 50.1%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (b a majority of the members of the Board of Directors do not constitute Continuing Directors or (c) except as permitted pursuant to Section 6.3 or 6.4, Parent fails to own and control, directly or indirectly, 100% of the Stock of each of its Subsidiaries.”

(c) The definition of “Continuing Director” is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Second Amendment Effective Date, and (b) any individual who becomes a member of the Board of Directors after the Second Amendment Effective Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Second Amendment Effective Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.”

(d) The definition of “EBITDA” is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus interest income, plus interest expense, income taxes, depreciation and amortization, plus non-cash extraordinary losses and non-cash recurring charges, plus fees paid by the Borrowers in connection with the services of AlixPartners, LLP (or another consulting firm used by the First Lien Lenders) to the extent such services have been performed on behalf of the First Lien Lenders. Notwithstanding the foregoing, the calculation of EBITDA shall exclude any gains or losses related to foreign exchange items. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Borrowers or any of their Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X promulgated under the Exchange Act or in such other manner acceptable to the Administrative Agent as if the Permitted Acquisition occurred on the first day of such Reference Period.”

(e) The definition of “LIBOR Rate Margin” is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“LIBOR Rate Margin” means (a) as of any date of determination on or prior to February 28, 2009: in respect of Term Loans that are LIBOR Rate Loans, 12.25 percentage points per annum (provided that (i) with respect to all interest payments on the Term Loans, 3.25 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof and (ii) with respect to all interest payments on the Term Loans made from and after the Second Amendment Effective Date through and including February 29, 2009, the remaining 9.00 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof); and (b) as of any date of determination on or after March 1, 2009: in respect of Term Loans that are LIBOR Rate Loans, 12.25 percentage points per annum (provided that with respect to all interest payments on the Term Loans, 3.25 percentage points per annum shall not be paid in cash but instead shall be paid-in-kind by being added to the principal balance thereof).

(f)  The following new defined terms are hereby inserted in proper alphabetical order:

(i)

“Cash Flow” means, without duplication, with respect to any fiscal period and with respect to Parent and its Subsidiaries, determined on a consolidated basis, in accordance with GAAP (to the extent applicable), the amount equal to (a) EBITDA for such period, plus (b) the amount related to items that were added to or not deducted from net income in calculating EBITDA to the extent such items represented non-cash expenses, less (c) Capital Expenditures permitted pursuant to Section 6.16 and made during such period in cash (to the extent not financed with proceeds of Indebtedness), less (d) payments of interest on Indebtedness to the extent paid in cash during such period, less (e) payments of taxes paid in cash during such period, less (f) regularly scheduled or otherwise mandatory payments of principal of Indebtedness to the extent paid in cash during such period, less (g) payments of bonuses to management to the extent paid in cash during such period, less (h) increases in Working Capital for such period, plus (i) decreases in Working Capital for such period.

(ii)

“Gross Profit” means, with respect to any applicable monthly period, Parent and its Subsidiaries’ consolidated gross profit (or loss), determined in accordance with GAAP and excluding any gains or losses related to foreign exchange items.

(iii)

“Healing Garden Gross Sales” means, for any applicable monthly period, the gross invoiced sales generated by Parent and its Subsidiaries in respect of the healing garden brand as reported pursuant to clause (o) of Schedule 5.3 to the Credit Agreement (excluding any gains or losses related to foreign exchange items).

(iv)

“Net Sales” means, with respect to any applicable monthly period, Parent and its Subsidiaries’ consolidated net sales, determined in accordance with GAAP and excluding any gains or losses related to foreign exchange items.

(v)	“Second Amendment” means the Second Amendment to, and Waiver under, Credit Agreement dated as of January 15, 2008,

among the Administrative Borrower, Ascendia Brands (Canada) Ltd., Collateral Agent, Administrative Agent and the Lenders.

(vi)	“Second Amendment Effective Date” means the “Effective Date” under the Second Amendment.
(vii)

“Working Capital” means, without duplication, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (i) the sum of Parent’s and its consolidated subsidiaries current assets (consisting of accounts receivable, other receivables, inventories and prepaid expenses, but excluding cash and cash equivalents, any prepaid or deferred income Taxes, income Taxes receivable and other income Tax assets) minus (ii) the sum of Parent’s and its consolidated subsidiaries current liabilities (consisting of ordinary course accounts payable, accrued expenses (including, without limitation, interest), commissions and salaries and other current liabilities, but excluding Indebtedness and deferred or current federal income Taxes payable).

3.06     Amendments to Schedule 5.3. The ninth and tenth rows (including clauses (n) and (o) thereof) of Schedule 5.3 to the Credit Agreement are hereby amended as follows:

On Tuesday of each week

(n) a forecast of Parent’s and its Subsidiaries’ consolidated cash flows for its next 13 weeks, together with a detailed reconciliation of the prior week’s forecast to actual performance, on an item-by-item basis that matches the level of detail provided in the prior week’s forecast.

On Tuesday of each week

(o) a report showing sales (including, without limitation, the gross sales and standard gross margin) by brand (including, without limitation, the healing garden brand) for the prior week and a comparison of actual results to the Borrowers’ forecast delivered pursuant to Item (n) of this Schedule 5.3.

3.07     Amendments to Other Schedules. The schedules to the Credit Agreement that are set forth on Annex 1 hereto are hereby amended and restated as set forth therein.

Section 4.   Representations and Warranties. In order to induce Administrative Agent and the Lenders to enter into this Second Amendment, Administrative Borrower, for itself and on behalf of all of the other Borrowers, and the Guarantor hereby represent and warrant that:

4.01         No Default. At and as of the date of this Second Amendment, after giving effect to this Second Amendment, no Default or Event of Default has occurred and is continuing.

4.02         Representations and Warranties True and Correct. At and as of the date of this Second Amendment, after giving effect to this Second Amendment, each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (except to the extent that such representations and warranties relate solely to an earlier date).

4.03         Corporate Power, Etc. Administrative Borrower (a) has all requisite corporate power and authority to execute and deliver this Second Amendment and to consummate the transactions contemplated hereby for itself and on behalf of all of the other Borrowers and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Second Amendment and the consummation of the transactions contemplated hereby for itself and on behalf of all of the other Borrowers. Administrative Borrower is entering into this Second Amendment on behalf of all of the other Borrowers in accordance with Sections 14.1 and 17.13 of the Credit Agreement. Guarantor (a) has all requisite corporate power and authority to execute and deliver this Second Amendment and to consummate the transactions contemplated hereby and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Second Amendment and the consummation of the transactions contemplated hereby.

4.04        No Conflict. The execution, delivery and performance by Administrative Borrower of this Second Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (d) require any unobtained approval or consent of any Person under any material contractual obligation of any Borrower. The execution, delivery and performance by Guarantor of this Second Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to Guarantor, the Governing Documents of Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on Guarantor, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Guarantor, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Guarantor, other than Permitted Liens, or (d) require any unobtained approval or consent of any Person under any material contractual obligation of Guarantor.

4.05         Binding Effect. This Second Amendment has been duly executed and delivered by Administrative Borrower (on behalf of itself and all of the other Borrowers) and constitutes the legal, valid and binding obligation of Administrative Borrower (on behalf of itself and all of the other Borrowers), enforceable against Administrative Borrower (on behalf of itself and all of the other Borrowers) in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Second Amendment has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.   Conditions. This Second Amendment shall be effective as of the date (the “Effective Date”) on which all of the following conditions precedent set forth in this Section 5 have been fulfilled:

5.01     Execution of the Second Amendment. Administrative Borrower, Guarantor and the Lenders shall have executed a counterpart of this Second Amendment and shall have delivered (including by way of telefacsimile or electronic mail) the same to Administrative Agent.

5.02     Execution of Third Amendment to First Lien Credit Agreement. Administrative Agent shall have received a fully executed copy of the Third Amendment to, and Waiver Under, the First Lien Credit Agreement in the form attached as Exhibit A hereto (the “First Lien Amendment”).

5.03     Execution of Third Lien Amendments. Agent shall have received a fully executed copy of each of (a) the Waiver and Consent under and Third Amendment to Securities Purchase Agreement and Notes among Parent, Watershed Capital Partners, L.P. and Watershed Capital Institutional Partners, L.P. in the form attached as Exhibit B-1 hereto and (b) the Waiver and Consent under and Third Amendment to Securities Purchase Agreement and Note among Parent, Prencen LLC and Prencen Lending LLC in the form attached as Exhibit B-2 hereto (clauses (a) and (b), collectively, the “Third Lien Amendment”).

5.04     Prentice Capital Equity Investment. Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that one or more entities managed or advised by Prentice Capital Management, L.P. shall have made an additional equity contribution (in the form of preferred stock) to the Administrative Borrower of at least $24,500,000 (the terms of such equity contribution to be reasonably satisfactory to Administrative Agent).

5.05     Prepayment of Term Loan A-1. Borrowers shall have prepaid the outstanding Term Loan A-1 under the First Lien Credit Agreement, on a ratable basis, in an aggregate principal amount of $7,500,000, such that the aggregate outstanding principal amount of the Term Loan A-1 under the First Lien Credit Agreement is $30,500,000.

5.06     Representations and Warranties. As of the Effective Date, the representations and warranties set forth in Section 4 hereof shall be true and correct.

5.07     Opinions, Certificates, Etc.. Agent and the Lenders shall have received legal opinions, certificates, resolutions and other documents relating to the transactions contemplated by this Second Amendment, each in form and substance reasonably satisfactory to Agent and the Lenders.

5.08     Payment of Fees and Expenses. Administrative Agent and Lenders shall have received all invoiced and unpaid fees and out-of-pocket expenses incurred in connection with the Credit Agreement or the other Loan Documents, including, without limitation, the reasonable fees and disbursements of the Administrative Agent’s and the Lenders’ respective counsel and advisors.

5.09     Compliance with Terms. Borrowers shall have complied in all respects with the terms hereof and of any other agreement, document, instrument or other writing to be delivered by Borrowers in connection herewith.

Section 6.   Consent to First Lien Amendment and the Third Lien Amendment. Administrative Agent and the Lenders hereby consent to the First Lien Amendment and the provisions thereof. Administrative Agent and the Lenders hereby consent to the Third Lien Amendment and the provisions thereof.

Section 7.   Miscellaneous.

7.01         Continuing Effect; Ratification of Guarantee. Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects (including, without limitation, the grant of the security interest under Section 2 of the Security Agreement). Without limiting the generality of the foregoing, Guarantor hereby ratifies and confirms its obligations under the Canadian Guarantee and its guarantee thereunder, which obligations and guarantee shall continue in full force and effect in respect of the Guaranteed Obligations (as defined in the Canadian Guarantee).

7.02         No Waiver; Reservation of Rights. This Second Amendment is limited as specified and the execution, delivery and effectiveness of this Second Amendment shall not operate as a modification, acceptance or waiver of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein. Notwithstanding anything contained in this Second Amendment to the contrary, Administrative Agent and the Lenders expressly reserve the right to exercise any and all of their rights and remedies under the Credit Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default (other than the Applicable Defaults to the extent waived pursuant to Section 2 hereof).

7.03         References.

(a) From and after the Effective Date, the Credit Agreement, the other Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this Second Amendment.

(b) From and after the Effective Date, (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby and (ii) all references in the Credit Agreement, the other Loan Documents or any other agreement, instrument or document executed and delivered in connection therewith to “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby.

7.04         Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.05         Severability. The provisions of this Second Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Second Amendment in any jurisdiction.

7.06         Loan Document; Event of Default. This Second Amendment shall constitute a Loan Document. If Borrowers fail to comply with any covenant hereunder, it shall be an immediate Event of Default.

7.07         Counterparts. This Second Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Second Amendment by any electronic means that reproduces an image of the actual executed signature page shall be equally effective as delivery of a manually executed counterpart. A complete set of counterparts shall be lodged with Administrative Borrower and Administrative Agent.

7.08         Headings; Signature Lines. Section headings in this Second Amendment are included herein for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose. The fact that a signature line is provided below for a Person does not mean that the Credit Agreement or any other Loan Document previously executed and delivered requires or does not require such Person’s consent for any modifications provided in this Second Amendment or that requesting or obtaining such consent has created or changed any such requirement.

7.09         Binding Effect; Assignment. This Second Amendment shall be binding upon and inure to the benefit of the Credit Parties, the Lenders and Administrative Agent and their respective successors and assigns; provided, however, that the rights and obligations of the Credit Parties under this Second Amendment shall not be assigned or delegated without the prior written consent of Administrative Agent.

7.10         Expenses. Borrowers agree to pay Administrative Agent for all reasonable expenses, including reasonable fees of attorneys and paralegals for Administrative Agent, incurred by Administrative Agent in connection with the preparation, negotiation and execution of this Second Amendment and any document required to be furnished herewith pursuant to the terms of the Credit Agreement.

7.11         Integration. This Second Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ASCENDIA BRANDS, INC.,

a Delaware corporation, as Administrative Borrower on behalf of itself and all other Borrowers

By:  /s/ Steven R. Scheyer

Name:  Steven R. Scheyer

Title:  President and Chief Executive Officer

ASCENDIA BRANDS (CANADA) LTD.

(formerly known as Lander Co. Canada Limited),

as Guarantor

By:  /s/ Steven R. Scheyer

Name:  Steven R. Scheyer

Title:  President and Chief Executive Officer

WATERSHED ADMINISTRATIVE, LLC,

as Administrative Agent

By:  /s/ Meridee A. Moore

Name:  Meridee A. Moore

Title:  Senior Managing Member

WELLS FARGO FOOTHILL, INC.,

as Collateral Agent

By:  /s/ Paul G. Chao

Name:  Paul G. Chao

Title:  Senior Vice President

WATERSHED CAPITAL PARTNERS, L.P.

as a Lender

By:  /s/ Meridee A. Moore

Name:  Meridee A. Moore

Title:  Senior Managing Member

WATERSHED CAPITAL

INSTITUTIONAL PARTNERS, L.P.,

as a Lender

By:  /s/ Meridee A. Moore

Name:  Meridee A. Moore

Title:  Senior Managing Member